Form N-SAR Exhibit 77I

	On December 31, 2008, Spirit of America Investment Fund, Inc. (the "Company") issued Class A Shares of beneficial interest of an additional series of the Company, Spirit of America Income Fund (the "Fund"). Class A Shares of the Fund has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation for Spirit of America Investment Fund, Inc.

A description of Class A Shares of the Fund is incorporated by reference to Post-Effective Amendment No. 21 to the Registration Statement as filed with the SEC via EDGAR on December 19, 2008 (Accession No. 0001193125-08-256134).